Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of October 1, 2005 (the “Effective Date”) by and between Public Media Works, Inc., a Delaware corporation (the “Company”) and Corbin Bernsen (the “Employee”).

BACKGROUND

A. Employee serves as the President of the Company, and the Company and Employee desire to enter into this Agreement.

B. Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Positions and Duties.

1.1 Title. Employee shall be employed by the Company as its President and the Company agrees to employ and retain the Employee in such capacity. The Employee shall report to, and serve at the pleasure of, the Company Board of Directors (the “Board”).

1.2 Duties. Company acknowledges that Employee has other business interests to which Employee will devote time during the term of this Agreement; however, Employee shall devote sufficient business time, energy, and skill to the affairs of the Company to perform the duties required and necessary for a president of a public company in the entertainment industry, and shall ensure that Employee’s other business, charitable or professional activities do not materially interfere with the Employee’s performance of services under this Agreement.

1.3 Term of Employment. The term of Employee’s employment pursuant to this Agreement shall commence on the Effective Date, and shall expire on September 30, 2006, unless renewed or extended by the agreement of the parties hereto.

1.4 Employee Indemnification. The Employee shall be entitled to all rights to indemnification as a Company director and officer as provided under the laws of the State of Delaware, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, and the Company’s insurance policies.

2. Terms of Employment.

2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Compensation” shall mean any accrued Total Cash Compensation, any benefits under any plan of the Company in which the Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Employee in connection with the performance of Employee’s duties hereunder, all to the extent unpaid on the date of termination.

(b) “Base Salary” shall have the meaning set forth in Section 3.1 hereof.

(c) “Death Termination” shall mean termination of the Employee’s employment because of the death of the Employee.

(d) “Disability Termination” means termination by the Company of the Employee’s employment by reason of the Employee’s incapacitation due to disability. The Employee shall be deemed to be incapacitated due to disability if at the end of any month the Employee is unable to perform substantially all of his or her duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending. Nothing in this paragraph shall alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(e) “Termination For Cause” means termination by the Company of the Employee’s employment by reason of the Employee’s (i) dishonesty or fraud, (ii) gross negligence in the performance of his or her duties hereunder, (iii) material breach of this Agreement, (iv) intentional engagement in acts seriously detrimental to the Company’s operations, (v) conviction of a felony involving moral turpitude, or (vi) failure to comply with any lawful orders or directions of the Board that are not incompatible with his position with the Company or manifestly unreasonable or unethical, provided that the Board delivers to Employee a written notification specifying in sufficient detail such order or direction and the Employee has thirty (30) days within which to comply with such order or direction (or such reasonably shorter period of time if such ordered or directed task by its nature requires completion in less than thirty (30) days)).

(f) “Termination Other Than For Cause” means termination by the Company of the Employee’s employment for any reason other than as specified in Sections 2.1(c), (d), (e) or (h) hereof.

(g) “Total Cash Compensation” shall mean the Employee’s Base Salary (as defined in Section 3.1) plus any cash bonuses, commissions or similar incentive payment accrued during any single calendar year.

(h) “Voluntary Termination” means termination of the Employee’s employment by the voluntary action of the Employee other than by reason of a Disability Termination or a Death Termination.

2.2 Termination For Cause. Upon Termination For Cause, the Company shall pay the Employee Accrued Compensation, if any.

2.3 Termination Other Than For Cause; Expiration. Upon Termination Other Than For Cause before the expiration of the Employment Agreement, the Company shall pay the Employee all Accrued Compensation, if any. Upon the expiration of the term of the Employment Agreement, the Company shall pay the Employee all Accrued Compensation, if any.

2.4 Disability Termination. The Company shall have the right to effect a Disability Termination by giving written notice thereof to the Employee. Upon Disability Termination, the Company shall pay the Employee all Accrued Compensation, if any, and shall continue to pay the Employee Base Salary for a period of three (3) months from the date of termination at the rate and upon the normal payroll schedule in effect at the time of termination.

2.5 Death Termination. In the event of the Employee’s death during the term of this Agreement, the Employee’s employment shall be deemed to have terminated as of the last day of the month during which his or her death occurs, and the Company shall promptly pay to the Employee’s estate Accrued Compensation, if any, and shall continue to pay the Employee’s estate the Employee Base Salary for a period of three (3) months from the date of termination at the rate and upon the normal payroll schedule in effect at the time of termination.

2.6 Voluntary Termination. The Employee shall have the right to effect a Voluntary Termination by giving at least 30 days advance written notice to the Company. The Company shall have the right in such case to immediately terminate the Employee’s employment. Following the effective date of a Voluntary Termination, the Company shall pay the Employee Accrued Compensation, if any.

2.7 Timing of Termination Payments. Unless expressly provided otherwise, the foregoing termination payments shall be made at the usual and agreed times provided for in Section 3.1 of this Agreement.

3. Salary, Benefits, Housing Allowance, Bonus, Equity Compensation.

3.1 Base Salary. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company shall pay the Employee a “Base Salary” at the rate of $10,000 per month (equivalent to $120,000.00 per year), payable on the Company’s normal payroll schedule.

3.2 Fringe Benefits.

(a) Fringe Benefits. The Employee shall be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to senior officers of the Company, including, without limitation, medical, dental, life, and disability insurance plans, if any.

(b) Expense Reimbursement. The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Employee in conjunction with Employee’s services to the Company consistent with the Company’s standard reimbursement policies. The Company shall pay travel costs incurred by the Employee in conjunction with his or her services to the Company consistent with the Company’s standard travel policy.

(c) Vacation. The Employee shall be entitled, without loss of compensation, to four (4) weeks of vacation per year. Unused vacation may be accrued by the Employee up to a maximum of four (4) weeks, when it will cease accruing until the Employee reduces the accrued, unused amount through use of vacation time.

3.3 Bonus. The Employee shall participate in any management bonus plan adopted by the Company on terms comparable to other senior officers of the Company.

3.4 Equity Compensation. As of the Effective Date, the Employee shall receive 1,000,000 options to purchase shares of Company common stock pursuant to the terms of the Option Agreement of even date herewith.

4. Proprietary Information. The Employee shall as of the Effective Date execute and deliver to the Company the Company Employee Confidential Information and Inventions Agreement.

5. Miscellaneous.

5.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may Change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

5.5 Survival of Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

5.7 Withholding. All sums payable to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.8 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

5.9 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

5.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement (whether in contract or tort, or both) shall be determined by binding arbitration at San Diego, California, in accordance with the commercial arbitration rules of the American Arbitration Association, by a panel of three arbitrators, one chosen by each of the parties and the third by the two so chosen. If the two arbitrators cannot agree on a third, then the third shall be appointed in accordance with such rules. The prevailing party in any arbitration proceeding shall be awarded reasonable attorneys fees and costs of the proceedings. The arbitration award shall be final, and may be entered in and enforced by any court having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

PUBLIC MEDIA WORKS, INC.

By:	/s/ GEORGE MAINAS
George Mainas, Chief Executive Officer

EMPLOYEE

/s/ CORBIN BERNSEN
Corbin Bernsen

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